Exhibit 1.11

PT PORTUGAL, SGPS, S.A.

(incorporated with limited liability under the laws of the Portuguese Republic)

(the “Issuer”)

ANNOUNCEMENT OF RESULTS OF ADJOURNED MEETING

to the holders of

€400,000,000 6.25 per cent. Notes due 2016

ISIN: PTPTCYOM0008

issued under the Portugal Telecom International Finance B.V. and Portugal Telecom, SGPS, S.A.

€7,500,000,000 Euro Medium Term Note Programme guaranteed by Oi S.A. (the “Guarantor”)

(the “Notes”)

19 May 2015

PT Portugal, SGPS, S.A. (the “Issuer”) hereby gives notice to holders of the outstanding Notes that the Extraordinary Resolution set out in the Consent Solicitation Memorandum dated 9 April 2015 (the “Extraordinary Resolution”) was duly passed at the adjourned meeting of Noteholders held today.

Details of the aggregate principal amount of Notes represented at the adjourned meeting, including the proportion which was in favor of the Extraordinary Resolution, are set out below:

Amount of Notes outstanding in respect of the adjourned meeting	Aggregate principal amount represented at adjourned meeting	Aggregate principal amount in favor of the Extraordinary Resolution	Percentage in favor of the Extraordinary Resolution
€400,000,000	€185,261,000	€176,961,000	95.78%[1]

Accordingly, the modifications referred to in the Extraordinary Resolution will be implemented with effect on and from the Completion of the PT Portugal Sale.

The payment of the Consent Fee will be made through Interbolsa to the Financial Intermediary affiliated with Interbolsa through which the eligible Notes are held. The Consent Fee will be paid on the Payment Date and only if the Payment Conditions are satisfied.

Consent Fee (% of principal amount): 0.40

Terms used above and not otherwise defined shall have the meanings given to them in the Consent Solicitation Memorandum.

[1]	An aggregate principal amount corresponding to €7,805,000 (representing 4,22 per cent.) voted against the Extraordinary Resolution, and an aggregate principal amount corresponding to €495,000 abstained from voting. The amount of abstentions does not count for the purposes of determining the percentage in favor of the Extraordinary Resolution.

This Notice is given by PT Portugal, SGPS, S.A.

Questions relating to this Notice should be directed to the Solicitation Agents or the Tabulation Agent as set out below:

ISSUER PT Portugal, SGPS, S.A. Avenida Fontes Pereira de Melo, no. 40 1069-300 Lisbon Portugal	GUARANTOR Oi S.A. Rua Humberto de Campos, 425, Leblon Rio de Janeiro/RJ Brasil, 22.430-190

TRUSTEE

Citicorp Trustee Company Limited

13th Floor, Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

SOLICITATION AGENTS

BofA Merrill Lynch Merrill Lynch International 2 King Edward Street London EC1A 1HQ United Kingdom	Santander Global Banking & Markets Banco Santander Totta, S.A. Rua do Ouro, no 88 1100-063 Lisbon Portugal	BESI Banco Espírito Santo de Investimento S.A. Rua Alexandre Herculano, 38 1269-161 Lisbon Portugal

Email: kulwant.bhatti@baml.com Telephone: +44 207 995 2929 Attention: Kulwant Bhatti	Email: tommaso.grospietro@santandergbm.com and ptconsent@santandergbm.com Telephone: +44 20 7756 6909 +351 21 370 43 60 Attention: Liability Management	Email: dcm@espiritosantoib.pt Telephone: + 351 21 319 6904 Attention: Capital Markets Division

TABULATION AGENT Lucid Issuer Services Limited Leroy House 436 Essex Road London N1 3QP United Kingdom Email: pt@lucid-is.com Telephone: +44 (0)20 7704 0880 Attention: Yves Theis / Thomas Choquet

THE PRINCIPAL PAYING AGENT

Citibank N.A.

13th Floor Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Email: ppapayments@citi.com

Telephone: +3531622 2210

Attention: Principal Paying Agent

Important Notice for U.S. Holders

The Consent Solicitation for the Notes is made for the securities of a non-U.S. company. The Consent Solicitation is subject to disclosure requirements in Portugal and the United Kingdom that are different from those of the United States of America.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer and the Guarantor are located in foreign countries, and some or all of their officers and directors are residents of foreign countries. You may not be able to sue a foreign company or its officers and directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

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